Exhibit 99.1

ITEX ANNOUNCES February/march PERFORMANCE Metrics

New York franchisee transaction volume exceeds $20 million during past 12 months

Company repurchases 300,000 shares of common stock

Bellevue, WA – April 3, 2006 – ITEX Corporation (OTCBB: ITEX), The Cashless MarketplaceSM, a leading marketplace for cashless business transactions in North America, today announced key measurable performance metrics for February and March; that a franchisee in New York exceeded $20,000,000 in transaction volume; and the repurchase of 300,000 shares of its common stock.

Steven White, Chairman and CEO of ITEX stated, “We continue to execute well in our business to business cashless marketplace.  Our largest franchise, located in New York and operated by Mr. John Castoro, demonstrates the success of just one of our 95 offices.  Mr. Castoro’s office generated more than $20 million in transaction volume and close to $900,000 in cash fees during the past 12 months. Part of our expansion goal is to attract solid performers to become ITEX franchises, while we cultivate our existing independently owned offices to organically grow.”

Marketplace Metrics for February and March 2006

•	Transaction volume of $37,004,000 compared to $23,299,000 in the same period of 2004, a 59% increase.

•	Cash deposits of $2,337,000 compared to $1,557,000 in the same period of 2004, a 50% increase.

•	49,112 completed transactions compared to 28,017 in the same period of 2004, a 75% increase.

•	22,000 member businesses compared to 13,400 in the same period of 2004, a 64% increase.

Company repurchases 300,000 shares

On March 23, 2006, the Company repurchased 300,000 shares from Collins Christensen (former CEO from 1999 to 2001) for $0.55 cents per share, or $165,000.  The shares were immediately cancelled, reducing the overall common stock share count to 18,406,132 on a fully diluted basis.  Mr. Christensen’s holdings are currently 1,359,130 or 7.3% of the outstanding shares, from a high of 14.3% in May 1999.

About ITEX

ITEX, The Cashless MarketplaceSM, is a leading marketplace for cashless business transactions in North America.  ITEX processes more than $250 million a year in transactions through 22,000 member businesses managed by 95 franchisees and licensees.  Member businesses increase sales through an exclusive distribution channel by utilizing the ITEX Dollar to exchange goods and services.  ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions.  ITEX is headquartered in Bellevue, Washington.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

For more information, please visit www.itex.com

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation:  the continuing development of successful marketing strategies for our concepts; our ability to sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our broker network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors.  These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-KSB and Forms 10-QSB, which are available at www.sec.gov., including under the caption, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  All information set forth in this release is as of April 3, 2006, and ITEX undertakes no duty to update this information.